UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2013

3DIcon Corporation

 (Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	000-54697 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation

On July 30, 2013 (the “Amendment Date”), 3DIcon Corporation (the “Company”) entered into a second amendment agreement (the “Amendment”) with Victor Keen, a Director on the Board of Directors of the Company, to amend that certain Convertible Bridge Note (the “Note”) in principal amount of $60,000 and due December 10, 2012, as amended by that certain Amendment to Securities Purchase Agreement dated as of January 23, 2013, extending the maturity date to April 30, 2013 (the “First Amendment”), and by letter agreement dated May 1, 2013, extending the maturity date to May 15, 2013 and that certain Securities Purchase Agreement dated as of September 10, 2012, as amended on January 23, 2013 (the “SPA”).

Pursuant to the Amendment, Mr. Keen agreed to extend the maturity of the Note from May 15, 2013 to August 31, 2013 (the “New Maturity Date”) and to waive, if any, existing or prior defaults under the Note or SPA and the Company agreed to (i) amend the conversion provision to allow for conversions based on a conversion price calculated on the Amendment Date or the New Maturity Date; and (ii) to include an interest rate equal to 10% per annum, payable on the New Maturity Date, as amended, which accrual shall commence on December 10, 2012.

The foregoing information is a summary of the Amendment, the First Amendment, the Note and the SPA, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Current Report on Form 8-K and the Current Report on Form 8-K filed on September 10, 2012 and January 26, 2013.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 .	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No .	Description

10.1	Second Amendment to Securities Purchase Agreement and Convertible Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2013	3DICON CORPORATION By: /s/ Mark Willner
Name: Mark Willner Position: Chief Executive Officer